For Information Contact:

Maureen Crystal

Tel: (703) 707-6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Strong Fourth Quarter and Year End 2009 Financial Results
  Revenue for 2009 up 20% to a record $469 million
  Organic growth of 16% for 2009
  Record contract awards for 2009 of $767 million
  Book-to-bill of 1.6 times for 2009
  Record backlog of $1.5 billion

RESTON, Va. -- BUSINESS WIRE -- February 17, 2010 -- NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. federal government agencies, announced today results for the fourth quarter and year ended December 31, 2009. The table below is a summary of our financial results:

	Q4 2009	2009
Revenue	$125 million	$469 million
Operating income	$11.5 million	$37.6 million
Operating margin	9.2%	8.0%
Net income	$6.7 million	$22.2 million
Diluted EPS	$0.49	$1.61

Reported Results

For the fourth quarter of 2009, NCI reported record revenue of $125 million compared to $102 million for the fourth quarter of 2008, with an organic revenue growth rate of approximately 19%. We define our organic revenue growth rate as the increase in revenue, from period to period, excluding the effect of acquisitions. Operating income for the fourth quarter of 2009 was $11.5 million, compared to $8.7 million for the fourth quarter of 2008. Operating margin of 9.2% for the fourth quarter of 2009 compared with an operating margin of 8.5% for the same period in 2008. Net income for the fourth quarter of 2009 was $6.7 million, compared to $4.9 million for the same period in 2008. Diluted earnings per share for the fourth quarter were $0.49 per share, compared to $0.36 per share for the comparable period in 2008. The effective tax rate for the fourth quarter of 2009 was 40.7%, which is higher than the prior year fourth quarter rate of 40.0%. Diluted shares outstanding for the fourth quarter of 2009 were 13.8 million shares compared to 13.7 million shares for the fourth quarter of 2008.

For the full year of 2009, NCI reported revenue of $469 million compared to $391 million for 2008 with an organic revenue growth rate of approximately 16%. Operating income for 2009 was $37.6 million, or an operating margin of 8.0%, compared to $30.4 million, or an operating margin of 7.8%, for 2008. Net income for 2009 was $22.2 million, compared to $17.0 million in 2008. Diluted earnings per share for 2009 were $1.61 per share, compared to $1.25 per share for 2008. Diluted shares outstanding for 2009 were 13.8 million and 2008 were 13.6 million.

The fourth quarter and full year 2009 contain a gain of $2.3 million related to the resolution of the contingent liability associated with an earn-out from the acquisition of TRS Consulting, Inc. completed earlier in the year. This gain was offset by severance-related expenses of approximately $0.8 million related to the resignation of one individual. Excluding these two items, operating margin for the fourth quarter would have been 8.0%, and 7.7% for the full year 2009. The net positive gain of these adjustments to EPS in the fourth quarter and full year of 2009 was $0.06.

CEO Comments

Charles K. Narang, NCI's Chairman and CEO, said, "As we close out 2009, we celebrate NCI's 20 year anniversary, including 20 consecutive years of growth and profitability. We are proud of the reputation we have established for delivering on our promises to our customers, employees and stockholders. We have focused on a business strategy that provides for sustainable, long-term growth opportunities, or what we call platforms for growth. At the time of our IPO in 2005, we targeted an objective of achieving $500 million in revenue by 2010. Since we are expecting to exceed this goal in 2010, we are raising the bar to the $1 billion revenue mark over the next three to five years."

Business Highlights

NCI's President, Terry Glasgow, stated, "2009 represented another strong year of excellent organic growth fueled by record awards of $767 million and backlog of $1.5 billion. Our book-to-bill for the fourth quarter was 2.9 times and 1.6 times for the full year. During the fourth quarter we won the $309 million PEO STRI, Fort Carson, Fort Belvoir contract. This ITES-2S task order consolidates programs previously won by NCI into a seven year IT modernization and consolidation effort providing IT, systems engineering, and infrastructure support services.

This important recompete win for NCI is the largest single task order ever won by NCI and offers substantial expansion opportunities. As we head into 2010, we have a very large addressable market and a strong set of core services offering to support our 10% to 15% organic growth objectives."

Key Metrics

NCI reported total backlog at the end of 2009 of $1,501 million, of which $250 million was funded backlog. This compares to total backlog of $1,189 million at the end of 2008, which included $234 million in funded backlog. During the fourth quarter of 2009, approximately 84% of revenue was from prime contracts. Time-and-materials contracts accounted for 50% of revenue, cost-plus contracts accounted for 14% of revenue, and fixed-price contracts accounted for 36% of revenue for the fourth quarter of 2009. Our customer mix for the fourth quarter of 2009 reflects approximately 89% of revenue from the Department of Defense and Intelligence customers, and approximately 11% of revenue from federal civilian agencies.

Outlook

The table below summarizes the guidance ranges for the first quarter of 2010 and guidance for the full year 2010. This outlook does not reflect the impact of any future acquisitions.

	1st Quarter 2010	Full Year 2010
Revenue	$115 million - $120 million	$530 million - $550 million
Diluted Earnings Per Share	$0.37 - $0.39	$1.74 - $1.82

Conference Call Information

NCI, Inc.'s executive management will hold a conference call today at 5 p.m. EST, to discuss our fourth quarter and year ended 2009 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 9441842. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. EST today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 9441842. A replay webcast will also be available on NCI, Inc.'s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies. We have the following industry-leading and globally-recognized certifications: ISO 9001:2000; ISO 20000-1:2005; and CMMi Level 3 Appraisal. NCI's award-winning expertise encompasses areas critical to its customers' mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT /medical transformation; and training and simulation. The company is a member of the Russell 2000 and S&P Small Cap 600 indexes. Headquartered in Reston, Virginia, NCI has approximately 2,800 employees and more than 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may," "will," "intends," "should," "expects," "plans," "projects," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; adverse results of U.S. government audits of our government contracts; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACS), agency-specific IDIQ contracts and/or schedule contracts with the General Services Administration; and (vi) the government's "insourcing" of previously contracted support services and the realignment of funds to other non-defense related programs; the impact of the current credit market conditions; and (vi) our own ability to achieve the objectives of near term or long range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Revenue	$125,177	$101,617	$468,910	$390,596

Operating costs and expenses:
Cost of revenue	108,619	86,926	407,322	336,473
General and administrative expense	6,121	5,062	22,047	20,079
Depreciation and amortization	552	463	2,111	1,888
Amortization of intangible assets	643	483	2,117	1,772
Gain on extinguishment of contingent consideration liability	(2,285)	-	(2,285)	-
Total operating costs and expenses	113,650	92,934	431,312	360,212

Operating income	11,527	8,683	37,598	30,384
Interest income	10	15	55	113
Interest expense	(179)	(454)	(712)	(2,139)

Income before income taxes	11,358	8,244	36,941	28,358
Income tax expense	4,622	3,298	14,784	11,318
Net income	$6,736	$4,946	$22,157	$17,040

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,484	13,382	13,452	13,362

Net income per share	$0.50	$0.37	$1.65	$1.28

Diluted:
Weighted average shares and equivalent shares outstanding	13,800	13,682	13,775	13,633

Net income per share	$0.49	$0.36	$1.61	$1.25

NCI, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	As of December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,193	$1,267
Accounts receivable, net	110,027	92,192
Deferred tax assets	4,525	3,116
Prepaid expenses and other current assets	1,677	1,733
Total current assets	117,422	98,308

Property and equipment, net	8,253	5,378
Other assets	827	926
Intangible assets, net	8,569	7,981
Goodwill	106,580	87,740
Total assets	$241,651	$200,333

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$42,333	$32,747
Accrued salaries and benefits	21,012	16,436
Other accrued expenses/liabilities	4,222	5,353
Deferred revenue	1,782	2,626
Total current liabilities	69,349	57,162

Long-term debt	42,000	40,000
Other liabilities	23	98
Deferred rent	1,914	2,523
Deferred tax liabilities, net	4,138	1,691
Total liabilities	117,424	101,474

Stockholders' equity:
Class A common stock, $0.019 par value-37,500,000 shares authorized; 8,288,454 shares issued and outstanding as of December 31, 2009, and 8,205,711 shares issued and outstanding as of December 31, 2008	158	156
Class B common stock, $0.019 par value-12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of December 31, 2009 and 2008	99	99
Additional paid-in capital	62,943	59,734
Retained earnings	61,027	38,870
Total stockholders' equity	124,227	98,859

Total liabilities and stockholders' equity	$241,651	$200,333

NCI, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2009	2008
Cash flows from operating activities
Net income	$22,157	$17,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,228	3,660
Loss (gain) on sale and disposal of property and equipment	2	(8)
Non-cash stock compensation expense	1,784	828
Deferred income taxes	1,038	485
Changes in operating assets and liabilities:
Accounts receivable, net	(16,617)	(3,699)
Prepaid expenses and other assets	191	(484)
Accounts payable	9,531	1,945
Accrued expenses/other current liabilities	(2,523)	2,584
Deferred rent	(590)	(522)
Net cash provided by operating activities	19,201	21,829

Cash flows from investing activities
Purchase of property and equipment	(4,622)	(2,160)
Proceeds from sale of property and equipment	-	28
Cash paid for acquisitions, net of cash acquired	(17,953)	(16,190)
Net cash used in investing activities	(22,575)	(18,322)

Cash flows from financing activities
Proceeds from exercise of stock options	1,017	406
Excess tax deduction from exercise of stock options	408	344
Proceeds (payments) from line of credit, net	2,000	(2,942)
Principal payments under capital lease obligations	(125)	(157)
Net cash provided by (used in) financing activities	3,300	(2,349)

Net change in cash and cash equivalents	(74)	1,158
Cash and cash equivalents, beginning of year	1,267	109
Cash and cash equivalents, end of year	$1,193	$1,267

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$712	$2,139
Income taxes	$13,374	$9,108

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